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                                   EXHIBIT 12
                                   -----------


HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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All dollar amounts are stated in millions.
Six months ended June 30                                     2000               1999
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
Net income                                                $  756.8          $  647.7
Income taxes                                                 394.1             320.5
                                                           -------           -------
Income before income taxes                                 1,150.9             968.2
                                                           -------           -------
Fixed charges:
     Interest expense (1)                                  1,762.9           1,314.1
     Interest portion of rentals (2)                          26.0              22.0
                                                           -------           -------
Total fixed charges                                        1,788.9           1,336.1
                                                           -------           -------
Total earnings as defined                                 $2,939.8          $2,304.3
                                                           =======           =======
Ratio of earnings to fixed charges                            1.64              1.72
                                                           =======           =======
Preferred stock dividends (3)                                $ 7.0          $    6.9
                                                           =======           =======
Ratio of earnings to combined fixed charges
     and preferred stock dividends                            1.64              1.72
                                                           =======           =======

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 34.2 percent for the six months ended June 30, 2000 and 33.1 percent for the same period in 1999.